Exhibit 99.1

AVIS BUDGET GROUP APPOINTS BERNARDO HEES

CHAIRMAN OF THE BOARD OF DIRECTORS

PARSIPPANY, N.J., FEBRUARY 10, 2020 – Avis Budget Group, Inc. (NASDAQ: CAR) (the “Company”) today announced that Bernardo Hees has been appointed to the Company’s Board of Directors (the “Board”) and named Independent Chairman of the Board and Chair of the Board’s Executive Committee, effective immediately. Over the last 15 years, Mr. Hees has served as CEO of The Kraft Heinz Company, Burger King Worldwide Holdings, Inc., and America Latina Logistica. He succeeds Independent Chairman Leonard Coleman, who will continue as a Director. Mr. Coleman has been a long-standing member of the Board and has provided continuity of leadership during a period of significant change in the company.

Lynn Krominga, Director and Governance Chair of the Avis Board, stated, “We are extremely pleased to welcome Bernardo to the Board. He is a proven executive who has led some of the world’s leading consumer brands and has a successful track record in transportation and logistics. We are confident his experience and expertise will benefit Avis as we seek to maximize value for all its stakeholders.”

“I am honored to serve as the next Chairman of Avis Budget Group,” said Mr. Hees. “With its iconic brands, irreplaceable physical assets, and fleet management expertise across its 30,000 employees, Avis is well positioned to take advantage of the evolving mobility ecosystem. I believe there is substantial opportunity to create shareholder value and am excited to work with the Board, the CEO, and the management team to drive Avis forward.”

Mr. Hees is making a personal investment of $15 million in Avis shares to align his interests with those of all shareholders. The shares will be issued at the closing price of Avis common stock on February 7, 2020.

Karthik Sarma, Managing Partner at SRS Investment Management, Avis’s largest shareholder, said, “We are pleased with today’s news, which we believe significantly strengthens Avis moving forward. Bernardo has an exceptional track record of fostering high performance cultures and identifying strong executive leaders, making him an ideal fit as Chairman of Avis. Furthermore, Bernardo thinks like an owner, as evidenced by his significant personal investment.”

About Bernardo Hees

Mr. Hees served as Chief Executive Officer of The Kraft Heinz Company from 2015 to June 2019. He served as Chief Executive Officer of H.J. Heinz Holding Corporation since 2013. Prior to that, from 2010 to 2013 Mr. Hees served as Chief Executive Officer of Burger King Worldwide Holdings, Inc. From 2005 to 2010, he was Chief Executive Officer of América Latina Logística, a Brazilian logistics company. Mr. Hees was also a partner at 3G Capital from 2010 to 2019. In December 2019, Mr. Hees was elected to the Board of Directors of Bunge Ltd. (NYSE: BG).

About Avis Budget Group

Avis Budget Group, Inc. is a leading global provider of mobility solutions, both through its Avis and Budget brands, which have more than 11,000 rental locations in approximately 180 countries around the world, and through its Zipcar brand, which is the world’s leading car sharing network with more than one million members. Avis Budget Group operates most of its car rental offices in North America, Europe and Australasia directly, and operates primarily through licensees in other parts of the world. Avis Budget Group has approximately 30,000 employees and is headquartered in Parsippany, N.J. More information is available at avisbudgetgroup.com.

Contact:

David Calabria

IR@avisbudget.com